Exhibit 8.2

                                 July 30, 1996

Saxon Asset Securities Company
4880 Cox Road
Glen Allen, Virginia  23060

        Re:    Saxon Asset Securities Company
               Asset Backed Certificates, Series 1996-1
               Registration Statement on Form S-3 No. 333-4127

Ladies and Gentlemen:

        We have acted as counsel to Saxon Asset Securities Company in connection with certain matters relating to the preparation and filing of the registration statement on Form S-3 (such registration statement, the "Registration Statement") previously filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Asset Backed Certificates, Series 1996-1 (the "Certificates"). Our advice formed the basis for the description of federal income tax consequences appearing under the heading "Certain Federal Income Tax Consequences" in the prospectus contained in the Registration Statement. Such description does not purport to discuss all possible federal income tax consequences of an investment in Certificates but with respect to those tax consequences which are discussed, it is our opinion that the description is accurate. In addition, assuming (i) REMIC elections are made, (ii) the Trust Agreement is fully executed, delivered and enforceable against the parties thereto in accordance with its terms, (iii) the transaction described in the prospectus supplement is completed on substantially the terms and conditions set forth therein and (iv) compliance with the Trust Agreement, it is our opinion that for federal income tax purposes the Trust Estate (other than the Capitalized Interest Account) will be treated as a REMIC, the Class A Certificates will be treated as "regular interests" in the REMIC, and the Class R Certificates will be the sole "residual interests" in the REMIC.

        We hereby consent to the filing of this letter as Exhibit 8.2 to the Registration Statement and to the reference to this firm in the Registration Statement and related prospectus supplement under the heading "Certain Federal Income Tax Consequences."

                                    Very truly yours,

                                    Arter & Hadden